Exhibit C

RULE 10b5-1 SELLING PLAN

This Rule 10b5-1 Selling Plan (this “Plan”) is made and entered into as of December 17, 2021, by and between Delek US Holdings, Inc. (“Seller”) and Truist Securities, Inc. (“Broker”).

WHEREAS, the Seller wishes to adopt a written plan for selling Delek Logistics Partners, LP (“Issuer”) common limited partner units (“Common Units”) that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.

Adoption of Plan. Starting on the Effective Date and until the Total Plan Amount is sold or this Plan is otherwise terminated as provided herein, Broker shall sell Common Units on each Trading Day in accordance with the terms of this Plan and Schedule A hereto.

2.

Term and Termination. Broker shall conduct its sales of the Common Units pursuant to this Plan on behalf of the Seller from time to time until terminated in accordance with this Section 2. The Plan shall terminate on the date (the “Termination Date”) that is the earliest of the: (a) Scheduled Plan Termination Date (if any); (b) time at which the Total Plan Amount (if any) is sold; (c) time that a reasonable determination is made by Seller or Broker that: (i) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; or (ii) Seller has not, or Broker has not, complied with the Plan, Rule 10b5-1 or other applicable securities laws; (d) time that Broker receives notice that Issuer has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against Issuer and has not been dismissed within sixty (60) calendar days of its filing; or (e) time that Seller delivers to Broker written notice of its election to terminate the Plan.

3.

Notifications. Seller covenants and agrees that: (a) Seller will communicate all relevant information to Broker regarding its and its affiliated sellers’ market sales activities with respect to the Common Units, and Broker is entitled to conclusively rely on such information; provided that Broker shall be deemed to be aware of the transactions that it executes on behalf of Seller pursuant to this Plan; and (b) Seller will inform Broker as soon as reasonably practicable of any legal or contractual restriction affecting the execution of the Plan by the Seller, and of the occurrence of any material event that would cause or could lead to the termination or suspension of the Plan pursuant to the terms hereof.

4.

Selling Procedures. Except as otherwise provided in this Plan or as directed by an authorized representative of the Seller, Broker shall determine, in its sole discretion, the timing, amount, prices and manner of sales of Common Units, so long as such sales are within the limits and parameters established pursuant to this Plan. Broker shall, within 24 hours of each trade, provide the Seller with the number of Common Units sold pursuant to this Plan and the prices at which such Common Units were sold via electronic mail directed to the addresses set forth in Paragraph 9 below. Unless otherwise agreed by the parties, Broker and the Seller agree that Broker’s commission on sales under this Plan shall be $0.02 per Common Unit sold, such commission to be deducted from the proceeds of sales under this Plan. Broker shall be responsible for filing all Form 144s required by Rule 144 under the Securities Act of 1933, as amended, with respect to this Plan.

5.

Suspension of Sales. Seller acknowledges and agrees that Broker may discontinue or suspend sales under this Plan in the event that: (a) in the opinion of Broker’s counsel, effecting such sales would result in a violation of applicable law, rule, regulation or order, or a breach of any contract to which Broker or its affiliates are a party or by which it or its affiliates are bound; (b) Seller notifies Broker that Seller has become subject to a legal, regulatory or contractual restriction or undertaking that would prevent Broker from making sales pursuant to the Plan, or that would cause such sales to result in a violation of law, rule, regulation or order by Seller; (c) trading in the Common Units is halted or suspended for any reason; (d) Issuer files a new registration statement with the SEC relating to sale of the Common Units (or any security into which the Common Units is convertible); or (e) Seller notifies Broker in writing that sales are to be discontinued and this Plan is terminated, provided, that such termination complies with the terms hereof. Such discontinuation or suspension of sales under this Plan shall remain in effect until any such event no longer exists to the satisfaction of Broker and Seller.

6.

Modification. This Plan may be modified or amended only upon the written agreement of the undersigned. Seller agrees that it will not modify, or propose to modify, this Plan at any time that it is aware of any material non-public information about the Issuer and/or the Common Units or as part of a plan or scheme to evade compliance with the federal securities laws.

7.

Representations and Warranties. Each of the parties hereby represents and warrants to the other that this Plan and the transactions contemplated herein have been duly authorized by such party; that this Plan is the valid and binding agreement of such party, enforceable in accordance with its terms; that performance of the transactions contemplated herein will not (i) violate any law, rule, regulation, order, judgment or decree applicable to such party, provided that the other party acts in accordance with the provisions of this Plan, (ii) conflict with or result in a breach of its certificate of incorporation or by-laws, or (iii) constitute a default under any agreement or instrument to which such party is party or by which it or any of its property is bound other than, in the case of this clause (iii), such conflicts, breaches or defaults which would not have a material adverse effect on the business or financial position of such party or the ability of such party to consummate the transactions contemplated herein; and that no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein except such filings as has been or will be made in connection with sales hereunder.

The Seller further represents and warrants to Broker that: (i) as of the date hereof, the Seller is not aware of any material nonpublic information concerning the Issuer or its securities, including the Common Units; (ii) the Seller intends to enter into this Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws; (iii) while this Plan is in effect, the Seller will not enter into any corresponding or hedging transactions with respect to the Common Units;

(iv) sales of Common Units under this Plan are permitted by the Issuer’s internal policy concerning insider trading; and (v) the Seller will not disclose to any Broker personnel effecting sales under this Plan any material nonpublic information regarding the Issuer or otherwise attempt to influence sales made under the Plan.

Seller acknowledges and agrees that Broker has not provided Seller with any tax, accounting, investment or legal advice with respect to this Plan or the transactions contemplated hereby.

8.

Indemnification. The Seller shall indemnify Broker and its affiliates and their respective directors, employees and representatives against any loss, claim, damage, expenses (including reasonable attorney’s fees and disbursements) or liability (“losses”) arising from or in connection with the services provided by Broker pursuant to this Plan, including, but not limited to losses arising by reason of any violation or alleged violation of any state or federal securities laws or a breach of any of the terms of this Plan by the Seller, except to the extent such losses result from the negligence, bad faith or willful misconduct of Broker or its affiliates. Broker shall indemnify the Seller and its affiliates against any losses arising from or as a result of Broker’s breach of any representation, warranty or covenant set forth in this Plan, except to the extent such losses result from the negligence, bad faith or willful misconduct of Seller or its affiliates. The provisions of this paragraph shall survive the termination of this Plan.

Notwithstanding any other provision herein, neither party will be liable to the other for: (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, or lost use of facilities or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

9.	Notices. All communications and notices shall be in writing and shall be effective when received at the addresses specified below:

To Broker at: Truist Securities, Inc. 3333 Peachtree Road, N.E., 11th Floor Atlanta, Georgia 30326 Attn: Equity Capital Markets

To the Seller at:

Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: Reuven Spiegel

Email:

with a copy to:

Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: Denise McWatters

Email:

10.

Adjustments. All unit and price amounts in this Plan shall be adjusted automatically on a proportionate basis to take into account any unit split, reverse unit split, or other similar transaction with respect to Common Units or any similar change in capitalization with respect to Issuer that occurs during the term of this Plan.

11.

Assignment. Neither party may assign its rights and obligations under this Plan to any other party; provided, however, that Broker may assign its rights and obligations under this Plan to any subsidiary of Truist Financial Corporation or its successors by merger.

12.

Entire Agreement. This Plan constitutes the entire agreement between the parties with respect to the subject matter herein and irrevocably replaces and supersedes all other agreements, if any, regarding the sales of the Common Units. This Plan may be executed in one or more counterparts, each of which when so executed and delivered shall constitute a single, binding agreement.

13.

Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to such State’s conflict of laws rules to the extent such rules may result in the application of the law of any other state or jurisdiction.

DELEK US HOLDINGS, INC.	TRUIST SECURITIES, INC.

By: /s/ Reuven Spiegel	By: /s/ Keith Carpenter
Name: Reuven Spiegel	Name: Keith Carpenter
Title: EVP and CFO	Title: Director

By: /s/ Greg Intemann
Name: Greg Intemann
Title: VP